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                                   EXHIBIT 3.9

              OPERATING AGREEMENT OF UNITED NATIONAL MORTGAGE, LLC

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                               OPERATING AGREEMENT

      Operating Agreement (the "Agreement") dated as of July 1, 1996 for United National Mortgage, LLC, entered into by Donald Wilen , 48 Mill Street, Newburgh, NY 11550. Each party is referred to individually in this Agreement as a "Member" and collectively as "Members".

                              EXPLANATORY STATEMENT

The parties have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

                                    Article I
                                  Defined Terms

The capitalized terms set forth in Exhibit A attached to this Agreement shall have the meaning specified in this Article I, and are incorporated by reference into this Agreement. Other terms defined in the text of this Agreement shall have the meanings respectively ascribed to them.

                                   Article II
                    Formation and Name: Office; Purpose; Term

      2.1. Organization. The parties hereby organize United National Mortgage, LLC, a limited liability company under the Law and the provisions of this Agreement and, for that purpose, have or will cause Articles of organization to be prepared, executed, and filed with the New York Department of State.

      2.2. Name of the Company. The name of the Company shall be United National Mortgage, LLC. The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Articles of organization, then the Company shall file a certificate as required by General Business Law ss. 130.

      2.3. Purpose. The Company is organized solely to engage in mortgage brokerage, mortgage banking, financial services, and related purposes; ownership, management and operation of such businesses; employment or engagement of such personnel, and any and all other things necessary, convenient, or incidental to those purposes. The members may change the stated purposes by the unanimous consent of the Class A members.

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      2.4. Term. The term of the Company shall begin upon the filing of Articles of Organization with the New York Department of State and shall continue for 99 years from the date of execution hereof unless its existence is sooner terminated pursuant to Article VII of this Agreement.

      2.5. Registered Agent. The name and address of the Company's registered agent in the State of New York shall be Donald Wilen , 296 Temple Hill Road, New Windsor, New York, 12253.

      2.6. Members. The membership in the Company consists of Class A Members and Class B Members. The name, current mailing address, taxpayer identification number, and Percentage of each current Member are set forth on Exhibit B. As of the date of this Agreement, there is one Class A Member. If a Member is not specifically designated a Class A Member in accordance with this Agreement, the Member shall be deemed a Class B Member.

      2.7. Banking Department Approval Required. Notwithstanding anything else in this agreement, no person shall be deemed a Member without first complying with the requirements of the Banking Department of the State of New York (if any) with respect to the issuance or acquisition of a Membership Interest.

                                   Article III
                       Members; Capital; Capital Accounts

      3.1. Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company cash or property in the amounts or of a value respectively set forth in Exhibit B.

      3.2. Additional Capital Contributions. By a vote of a majority in interest of the Class A Members, the Class A and Class B Members may be required to contribute additional capital to the Company in proportion to their Percentages on 30 days notice. Any Member may refuse or fail to contribute its share of any additional capital required (referred to herein as the "Non-Contributing Member"). In that case, though, the other Class A and Class B Members (or any one of them) may contribute the additional capital that is not paid by the Non-Contributing Member. In return, the Percentage of the Non-Contributing Member shall be decreased by a fraction, the numerator of which is the amount of additional capital paid by a contributing Member in place of the Non-Contributing Member, and the denominator of which is the initial capital contribution of the Non-Contributing Member. The Percentage of a contributing Member will be increased by its relative share of the additional capital which it contributed in place of the Non-Contributing Member. Any Class A Membership Interest purchased by a Class Member shall automatically become a Class B Membership Interest


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            3.3. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

            3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive any return of any Capital Contribution.

            3.5. Form of Return of Capital. If any Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Member in return of the Capital Contribution.

            3.6. Capital Accounts. A separate Capital Account shall be maintained for each Member.

                                   Article IV
                         Profit, Loss, and Distributions

      4.1 Allocations of Profits and Losses. The Net Profits and the Net Losses for each Fiscal Year shall be allocated to each Member in accordance with the ratio of the value of his, her or its Capital Account to the value of all Capital Accounts in the aggregate.

      4.2 Distributions. Distributions shall be made from time to time in the discretion of the Class A Members. All Distributions shall be made to the Members pro rata in proportion to their Membership Interest as of the record date set for such Distribution.

      4.3 Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

      4.4. Regulatory Allocations.

            4.4.1. Qualified Income Offset. No Member shall be allocated Losses or deductions if the allocation causes the Member to have an Adjusted Capital Account Deficit. Except as provided in Section 4.4.2 hereof, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-l(b) (2) (ii) (d) (4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to such person in an amount an manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such person as quickly as possible. Except as provided in Section 4.4.2 hereof, if any Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year, such person shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This
Section 4.4.1 is intended to comply with,


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and shall be interpreted consistently with, the "qualified income offset"
provisions of the Regulations promulgated under Code Section 704(b).

      4.4.2. Minimum Gain Chargeback. Except as set forth in Regulation Section l.704-2(f) (2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.4.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.4.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

      4.4.3. Contributed Property and Book-ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)
(2) (iv) (d) (3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

      4.5. Liquidation and Dissolution.

            4.5.1 If the Company is liquidated, the assets of the Company shall be distributed to the Members in proportion to their Adjusted Capital Balances.

            4.5.2. No Member shall be obligated to restore a Negative Capital Account.

      4.6. General.

            4.6.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.


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            4.6.2.The Class A Members are authorized, upon the advice of the
Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); however, that no amendment shall materially affect distributions to any Member without the Member's prior written consent.

            4.6.3 All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each was an Member during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary nonrecurring items of the Company.

                                    ARTICLE V
                   Meetings of Members; Management of Company

      5.1 Annual Meeting. The annual meeting of the Members shall be held on each third Tuesday in March or at such other time as shall be determined by the vote or written consent of the Class A Members for the purpose of the transaction of any business as may come before such meeting. Only Class A Members may vote.

      5.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by any Class A Member holding not less than ten percent of the Membership Interests.

      5.3 Place of Meeting. Meetings of the Members shall be held at the offices of the Company or as they may otherwise agree.

      5.4 Notice of Meetings. Written notice stating the place, day and hour of the meeting indicating that it is being issued by or at the direction of the person or persons calling the meeting, stating the purpose or purposes for which the meeting is called shall be delivered no fewer than ten nor more than sixty days before the date of the meeting. If the Notice of Meeting includes an agenda item in which a Class B Member is entitled to participate, the notice of meeting must be sent to the Class B Member on the same terms.

      5.5 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or any adjournment of such meeting, or Members entitled to receive payment of any Distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or


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the date on which the resolution declaring Distribution is adopted, as the case may be, shall be the record date for making such a determination. When a determination of Members entitled to vote at any meeting of Members has been made pursuant to this Section, the determination shall apply to any adjournment of the meeting.

      5.6 Quorum. At least a majority in membership interest of the Class A Members, present in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. The Members present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Membership Interests whose absence results in less than a quorum being present.

      5.7 Telephone Participation. Members may participate in regular or special meetings of Members by telephone as well as in person, and any action taken at such meeting will be deemed a valid action of the Members.

      5.8 Proxies.

            5.8.1. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.

            5.8.2. Every proxy must be signed by the Member of his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it, except as otherwise provided in this Section.

            5.8.3. The authority of the holder of a proxy to act shall not be revoked by the incompetence of the Member who executed the proxy unless, before the authority is exercised, written notice of any adjudication of such incompetence is received by the Company or any Member.

      5.9 Action by Members without Meeting. When all Class A (or Class B, if applicable) Members of the Company are present at any meeting, or if those not present sign in writing a waiver of notice of the meeting, or subsequently ratify all of the proceedings of the meeting, the transactions of the meeting are as valid as if a meeting were formally called and notice had been given.

      5.10 Voting. Except as otherwise provided in this Agreement, the affirmative vote of a majority in interest of Class A Members shall be required to approve any matter coming before the Members.


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      5.11. Management. The Company shall be managed by the Class A Members.
Except as otherwise provided in this Agreement, each Class A Member shall have the right to act for and bind the Company in the ordinary course of its business.

      5.12. Voting; Manner of Acting. Except as set forth in this Agreement, only Class A Members are entitled to vote. Except as set forth elsewhere in this Agreement, if a quorum is present at any meeting, the vote or written consent of a majority in Membership Interest of the Class A Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the New York Act, the Articles of Organization or this Agreement.

      5.13. Actions Requiring Unanimous Consent of Class A Members. Except as specifically provided in this Agreement, the following actions of the Company require the unanimous consent of the Class A and Class B Members, voting as a whole:

            5.13.1. Loans to Members: the making of any loans or extension of credit to any Member.

            5.13.2. Purchases from Members: the purchase of any goods and services from any Member;

            5.13.3. Contribution of Additional Capital by Members: the contribution of additional capital from Members;

            5.13.4. Bankruptcy or Assignment for Benefit of Creditors: any action by the Company to commence (i) any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) any action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

            5.13.5. Amendment of Company Documents: any amendment of the Articles of organization of the Company or this Agreement (except as provided in Law Section 213(b));

            5.13.6. Contract with Member: any consent by the Company, or the taking of any action by the Company, directly or indirectly, which would result in the Company, directly or indirectly engaging in any transactions in which any officer, director or stockholder of the Company, or any Affiliate of any such person, has a direct or indirect personal financial interest, other than pursuant to contracts, agreements or understanding which (i) are in effect on the date hereof or (ii) involve total payments or the transfer of


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property having an aggregate fair market value of less than $50,000 to any one
Member or any Affiliate of any such person;

            5.13.7. Change in Business: any action by the Company to engage in any business or investment activity other than the business in which it is engaged on the date hereof, either directly, indirectly, through partnerships or joint ventures with other persons, through ownership of securities issued by or making loans to or otherwise investing in other persons, through subsidiaries, divisions or Affiliates, or otherwise;

            5.13.8. Change in Management or Employment Agreement: any amendment or modification of any management agreement or any employment agreement entered into by the Company with any Member or other key employee or with any organization formed by such Members or employees. However, in calculating the requisite percentage for approval, the Membership Interest of the person whose agreement is being changed shall be excluded.

            5.13.9. Executing Contracts. The execution of contracts having a term in excess of three years.

            5.13.10. Merger or Consolidation. The approval of a merger or consolidation of the Company with or into another LLC or other business entity;

            5.13.11. Dissolution of Company. Making the determination to dissolve the Company;

            5.13.12. Pledge or Transfer of Membership Interest: the pledge or transfer of any portion of a Member's Membership Interest in the Company;

            5.13.13. Increase in Number of Members: Any increase in the number of Members;

            5.13.14. Grant of Additional Membership Interest. The grant of any additional Membership Interest by the Company; and

            5.13.15. Borrowing Money: The borrowing of any money in excess of $10,000 in the aggregate by the Company; or

      5.14. Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the company.

      5.15. Duties of Parties.


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            5.15.1. The Members shall devote such time to the business and affairs of the Company as is necessary to carry out the Members' duties set forth in this Agreement.

            5.15.2. Except as otherwise expressly provided in subsection 5.15.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

            5.15.3. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

      5.16. Compensation of Members.

            (a) No member shall be entitled to compensation solely by reason of his or her being a Member.

            (b) Nothing in the previous subsection (a) shall prohibit the Company from employing a Member (or an affiliate of a Member) to perform various duties on behalf of the Company in connection with the operation of the business of the Company, subject to Section 5.13.6.

      5.17. Liability and Indemnification.

            (a) A Member shall not be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by the Member with respect to Company matters, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.

            (b) The Company shall indemnify each Member for any act performed by the Member with respect to Company matters, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.


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                                   Article VI
                 Transfer of Interests and Withdrawal of Members

      6.1 General.

            6.1.1. Except as set forth in this Agreement, no Member shall gift, sell, assign, pledge, hypothecate, exchange or otherwise transfer to another Person any portion of a Membership Interest or Economic Interest without the consent of the Class A Members, which may be withheld in the sole discretion of the Class A Members. Each Member acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The voluntary Transfer of any Membership Interests or Economic Interest in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Interests are attempted to be transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Interests.

            6.1.2. Transferee Not a Member. Except as expressly set forth in this Agreement, no Person purporting to acquire a Membership Interest pursuant to this Section other than an existing Member shall become a Member unless such Person is approved by the Class A Members. If no such approval is obtained, such Person's purported Membership Interest shall only entitle that Person to receive the distributions and allocations of profits and losses to which the Member from whom or which the Person purported to receive such Membership Interest would be entitled, i.e., the Economic Interest of the Member only. Nothing in this clause shall imply that a Member may transfer an Economic Interest except as expressly permitted herein, or deprive the Company or any other Member of any other rights or remedies against a Member who purports to transfer his or her Membership Interest or Economic Interest in violation of this Agreement.

            6.1.3. No Member may pledge any portion of its Membership Interest to any other Person. If any Member is not an individual, no Member may pledge or Transfer any portion of its equity interest in a Member to any other Person.

            6.1.4. In addition to any other restrictions in this Agreement, no Person may become a Member unless they execute and agree to be bound by the terms of this Operating Agreement.

            6.1.5. All permitted Transferees shall be deemed Class B Members unless they are already Class A Members or are expressly approved by the Class A Members.

            6.1.6. Banking Department Approval Required. Notwithstanding anything else in this agreement, no person shall be deemed a Member without first complying with the requirements of the


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Banking Department of the State of New York (if any) with respect to the issuance or acquisition of a Membership Interest.

            6.2. Resignation. A Member may resign from the Company at any time. If a Member resigns, the Company may be subject to dissolution unless within 180 days after the date of Resignation, the remaining Class A Members of the Company vote to continue the Company. The resignation of a Member shall trigger the "Call" and "Put" Privileges described below.

            6.3. Involuntary Withdrawal. After the occurrence of an Event of Involuntary Withdrawal (as defined in Exhibit A) of a Member, the following shall apply:

                  6.3.1. An Event of Involuntary Withdrawal shall trigger the Call Privilege described in Section 6.4, subject to the other terms of this Article.

                  6.3.2. To the extent the other Members do not exercise their Call Privilege after the occurrence of an Event of Involuntary Withdrawal, the successor of the withdrawing Member shall hold the Economic Interest of the Member, but shall not become a Member and shall have none of the rights of a Member. However, if the Company is continued as provided in Section 7.1.3, then upon the liquidation of the Company, the successor holder of the Member's Economic Interest shall be entitled to receive the fair market value of the Member's Economic Interest as of the date the Member Involuntarily Withdrew from the Company.

      6.4. "Call" and "Put" Privileges.

            6.4.1. Call. In case of the Resignation or Involuntary Withdrawal of a Member (hereinafter referred to as a "Triggering Event"), the withdrawing Member or its legal representative shall send a notice of the event ("Triggering Event Notice") within 30 days after the occurrence of the Triggering Event. Any Member or its legal representative may send a Triggering Event Notice to the other Members at any time. The Triggering Event Notice shall constitute the grant of an option to the Class A and B Members to purchase any or all of the Membership or Economic Interest of the Withdrawing Member (hereinafter referred to as a "Call") for a price equal to its Percentage share of the "Agreed Value" (as defined in Section 6.5 below) of the assets owned by the Company at that time. If the Member has Resigned, the Agreed Value shall be discounted by twenty (20%) percent. The Call shall be available to and may be exercised by any Member within 60 days after service of the Triggering Event Notice by giving notice to the other Class A and B Members. If more than one Class A or B Member notifies the withdrawing Member or holder of its intention to accept the Call, the Membership Interest of the withdrawing Member shall be conveyed pro-rata to the remaining Class A and B Members.

            6.4.2. "Put". If the other Class A and B Members do not exercise their Call Privileges within the applicable time period,


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the Withdrawing Member shall have the option to require the Company or the other
Class A and B Members to purchase the Members's Membership Interest for a price equal to its Percentage share of the Agreed Value of the assets owned by the Company at that time. If the Member has Resigned, the Agreed Value shall be discounted by thirty percent (30%). The option may be exercised by giving notice to the Company. If the option is exercised, the Appraised Price shall be determined in accordance with Section 6.5, and the terms of the purchase shall be implemented in accordance with Section 6.6.

      6.5. Agreed Value and Appraised Price.

            6.5.1. Agreed Value. In case of Involuntary Withdrawal, the "Agreed Value" of a Membership Interest or Economic Interest shall be calculated as follows:

                  6.5.1.1. During the first year after the date of organization of the Company, the Agreed Value of the Membership Interest of the Withdrawing Member shall be equal to the book value of the Company, increased by 4% per annum (not compounded), and reduced by any return of capital previously received by the Member.

                  6.5.1.2. Thereafter, the Agreed Value shall be the "Appraised Price" of a Member's Membership Interest or a holder's Economic Interest in the Company, determined as set forth below.

            6.5.2. Appraised Price. The "Appraised Price" shall be determined as follows:

                  6.5.2.1. First, by mutual agreement of the Class A Members with the Member or holder;

                  6.5.2.2. If mutual agreement is not reached within thirty (30) days after delivery of the Triggering Event Notice, the Appraised Price shall be determined in accordance with the following:

                        (i) Selection of Appraiser. Each party shall appoint one individual as an Appraiser within ten (10) days after the expiration of the thirty (30) day period provided above. The appraisers so appointed by the parties shall meet within thirty (30) days of their appointment and shall determine the fair market value of the Interest.

                        (ii) Third Appraiser. If the Appraisers are unable to agree upon the fair market value of the Interest within thirty (30) days after their appointment, they shall select and designate one Additional Appraiser for this purpose whose determination, which shall be made within thirty (30) days after the expiration of the immediately preceding thirty (30) days period, shall be binding on all parties.


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                        (iii) Substitute Appraiser. If any Appraiser should
become unable or unwilling for any reason whatsoever to serve, a substitute shall be appointed by the party originally selecting such Appraiser. If the Appraisers first appointed shall be unable to agree on an Additional Appraiser, such Additional Appraiser shall be appointed by the American Arbitration Association, located in New York City.

                        (iv) Qualifications. All appraisers shall be selected from companies whose principal is a member of the American Society of Appraisers, and shall be familiar with the financial services business.

                        (v) Costs. The parties agree to share equally the costs incurred in the appointment of the Appraisers and all Appraisal fees.

      6.6. General Conditions to Purchase.

            In the event of any purchase of an Interest by a Member under the provisions of this Agreement, the following shall apply:

            6.6.1. Except as otherwise provided herein, the closing of any purchase by the Members under this Agreement shall take place on the "Closing Date" at the offices of counsel to the Company on the 60th day after the determination of the Appraised Price, unless mutually extended.

            6.6.2. At the closing, and except as otherwise provided herein, the selling Member or holder shall deliver to the purchasing party an assignment of the Interest of the selling Member or holder to be purchased, free and clear of all liens, claims or encumbrances, with evidence of payment of all transfer taxes and fees, if any.

            6.6.3. At the closing, the purchasing party shall deliver:

                  6.6.3.1. A down payment (by certified or bank cashier's check) in an amount equal to 25% of the Agreed Value of the Interest;

                  6.6.3.2. A Promissory Note, in negotiable form, in the principal amount of the remainder of the Agreed Value bearing interest at the rate of 6% per annum. In the case of an Involuntary Withdrawal, the Note shall be payable in 60 consecutive monthly installments. In the case of Resignation, the Note shall be payable in 84 monthly installments. All installments shall be comprised of principal together with all interest accrued thereon to the date of such payment. The first such payment shall be due and payable thirty (30) days after the Closing Date. The Note shall be collateralized by a pledge to the selling Member or holder of the purchased Interest held by the purchasing Member. If the purchasing members have exercised a Call Privilege, the purchasing Members also shall be liable personally for the Note. The Note shall be prepayable without penalty.

            6.6.4. The Company and all Members shall do all things necessary and appropriate to consummate such closing.

            6.6.5. The Triggering Event Notice shall be deemed to be a firm nonwithdrawable offer for the applicable time periods under this Agreement.

            6.6.6. If any Member or holder transferring an Interest in the Company is an officer, director or employee of the Company, that person shall tender his or her resignation from all such positions simultaneously with the closing of the Transfer of his Interest.

            6.6.7. Any Member or holder who shall Transfer its Economic Interest pursuant to the provisions of this Agreement, subsequent to such Transfer and for a reasonable time thereafter, shall have access to all records of the Company as shall be necessary to discharge his obligations under applicable law and regulations.

      6.7. Specific Performance. If a Member or holder or its designee fails to comply with any of its obligations under this Article within the time limits specified above, the Company or any other Member may enforce the obligation in a court of competent jurisdiction, and the costs of enforcement shall be borne by the Member not in compliance.

      6.8. Grace Periods for Exercise of Rights by Company or Members after event of Withdrawal Occurs. No grace period for the exercise of any Call Privilege, avoidance of dissolution or other obligation to vote by Members after a Triggering Event or other event of Withdrawal occurs shall commence until, the Triggering Event Notice has been given, or pursuant to court order under Section 6.7.

                                   Article VII
                          Dissolution, Liquidation, and
                           Termination of the Company

      7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

            7.1.1. when the period fixed for its duration in Section 2.4 has expired;

            7.1.2. upon the unanimous determination of the Class A members;

            7.1.3. upon the Involuntary Withdrawal of a Member, unless within ninety (90) days after the event of Involuntary Withdrawal, the remaining Class A Members elect, by a vote of a majority of the Percentages then held by the other Class A Members, to continue the business of the Company pursuant to the terms of this Agreement; or

            7.1.4. upon demand of a Member, if such Member has exercised its "Put" privilege under Article VIII and the Company or the other Members have not complied with their obligation to purchase the Membership Interest of the Withdrawing Member in accordance with Section 6.6 within 30 days after the foregoing demand for dissolution has been made.

      7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the Class A Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then to the Members in accordance with Section 4.5.

      7.3. Filing of Articles of Dissolution. If the Company is dissolved, the Class A Members shall promptly file Articles of Dissolution with the Department of State. If there are no Class A Members, then the Articles of Dissolution shall be filed by the remaining Members; if there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are neither remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

                                  Article VIII
                  Books, Records, Accounting, and Tax Elections

      8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Class A Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

      8.2. Books and Records.

            8.2.1. The Class A Members shall keep or cause to be kept books and records of the Company and supporting documentation of the transactions with respect to the Company's business.

            8.2.2. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

            8.2.3. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

      8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Class A Members, subject to the requirements and limitations of the Code.

      8.4. Reports. Within ninety (90) days after the end of each taxable year of the Company, the Class A Members shall cause to be sent to each Person who was a Member at any time during the taxable year then ended an annual compilation report, prepared by the Company's independent accountants in accordance with standards issued by the American Institute of Certified Public Accountants. At the request of any Member, and at the Member's expense, the Class A Members shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

      8.5. Tax Matters Member. The Class A Members may designate a tax matters Member ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq.

      8.6. Tax Elections. The Class A Members shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Class A Members' sole and absolute discretion.

      8.7. Title to Company Property.

            8.7.1. Except as provided in Section 8.7.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

            8.7.2. The Class A Members may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the Class A Members may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company and all of that property shall be treated as Company property.

                                   Article IX
                               General Provisions

      9.1. Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Class A Members deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

      9.2. Notifications. All notices under this Agreement shall be sent by certified mail, return receipt requested, to the Members at their address on Exhibit A, and if to the Company, as follows: 42 Mill Street, Newburgh, NY 11550
Att: Donald Wilens. Notices will be deemed given when mailed. Any party may designate, by notice to all of the others, new addresses or addressees for notices.

      9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

      9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter thereof. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the unanimous written consent of the Class A Members. In addition, if the amendment adversely affects the interests of the Class B Members, the consent of Class B Members holding 2/3 or more of the Percentages then held by Class B Members shall be required.

      9.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York.

      9.6. Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

      9.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

      9.8. Exclusive jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in a United States District Court located in the State of

New York or any New York State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

      9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

      9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

      9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

      9.12. Estoppel Certificate. Within ten (10) days after written request by the Class A Members, each Member shall deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10) day period, the Class A Members may execute and deliver the certificate on behalf of the requested Member, without qualification. Such power of attorney will be coupled with an interest and deemed irrevocable.

      IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth above.


                                                            /s/ Donald Wilen
                                                        ------------------------
                                                             Donald Wilen

                                    EXHIBIT A
                                  DEFINED TERMS

The following terms used in the text of this Agreement shall have the following meanings:

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in the Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                  (i) the deficit shall be decreased by the amounts which the
            Member is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b) (2) (ii) (c); and

                  (ii) the deficit shall be increased by the items described in
            Regulation Sections l.704-l(b) (2) (ii) - (d) (4), (5), and (6).

"Adjusted Capital Balance" means, as of any day, any Member's total Capital Contributions less all amounts actually distributed to the Member pursuant to Sections 4.1 and 4.4 hereof. If any Economic Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Economic Interest transferred.

"Affiliate" means, with respect to any Member, any Person: (i) which owns more than 50% of the voting interests in the Member; or (ii) in which the Member owns more than 50% of the voting interests; or (iii) in which more than 50% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above or who otherwise controls, is controlled by, or under common control with, a Member. However, nothing in this clause shall give a Member the right to transfer any of his or her interest in the Company to another Person except in accordance with this Agreement.

"Agreement" means this Operating Agreement, as amended from time to time.

"Capital Account" means the account to be maintained by the Company for each Member in accordance with the following provisions:

      (i) a Member's Capital Account shall be credited with the Member's Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member's distributive share of Profit and any item in the nature of income or gain specially allocated to the Member pursuant to the provisions of Article IV (other than Section 4.3.3); and

      (ii) a Member's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Article IV (other than Section 4.5.3).

      (iii) If any Economic Interest is transferred under this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Economic Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

"Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b) (2) (iv) (d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

"Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

"Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

"Company" means the limited liability company formed in accordance with this Agreement.

"Economic Interest" means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company, together with (if applicable) the underlying value of the assets of the Company upon liquidation.

"Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events (an "Event of Involuntary Withdrawal"):

      (i) the Member makes an assignment for the benefit of creditors;

      (ii) the Member files a voluntary petition of bankruptcy;

      (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

      (iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

      (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

      (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

      (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

      (viii) if the Member is an individual, the Member's death, permanent incapacity, or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

      (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

      (x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

      (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter;

      (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

      (xiii) with respect to any non-natural Member, the death, permanent incapacity, or adjudication by a court of competent jurisdiction as incompetent to manage the person or property, of all of the existing principals of that Member.

"Law" means the New York Limited Liability Company Law, as amended from time to time.

"Member" means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

"Membership Interest" means all of the rights of a Member in the Company, including a Member's: (i) Economic Interest; (ii) right to inspect the Company's books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

"Minimum Gain" has the meaning set forth in Regulation Section 1.704-2 (d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704 (b).

"Negative Capital Account" means a Capital Account with a balance of less than zero.

"Percentage" means, as to a Member, the percentage set forth after the Member's name in Exhibit A, as amended from time to time, and as to any Person who is not a Member, the Percentage of the Member whose Economic Interest has been acquired by such Member, to the extent the Person has succeeded to that Member's Economic Interest.

"Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, pension plan or trust, estate, or other entity.

"Positive Capital Account" means a Capital Account with a balance greater than zero.

"Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

      (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703 (a) (1) shall be included in computing taxable income or loss; and

      (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

      (iii) any expenditures of the Company described in Code Section 705(a) (2)
(D) (or treated as such pursuant to Regulation Section 1.704-1(b) (2) (iv) (i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

      (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

      (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

      (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

"Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

"Resignation" means the voluntary withdrawal of a Member.

"Transfer" means - when used as a noun- any sale, hypothecation, pledge, assignment, attachment, or other transfer - and, when used as a verb - means to sell, hypothecate, pledge, assign, or otherwise transfer.

"Withdrawing Member" means a Member as to whom an event of Involuntary Withdrawal has occurred, whether or not such Member has notified the Company or the other Members.

                                    EXHIBIT B

                    List of Members, Capital and Percentages

                                                            INITIAL CAPITAL
NAME                             PERCENTAGES                 CONTRIBUTION
----                             -----------                 ------------

                                   CLASS A MEMBER

Donald Wilen
SS# ###-##-####                  98.9%                         $272,948

                                   CLASS B MEMBER

Linda Smith
SS# ###-##-####                    .1%                           %10.00

United National, Inc
Fed#                               .1%                         $458,000

                                   SCHEDULE A

      Upon resolution of the members dated June 29, 1998, Linda Smith was nominated and elected as the successor class A member in accordance with article VII, section 5.11.1 as amended June 29, 1998.


                                                        /s/ DONALD WILEN
                                                       -------------------------
                                                              Secretary

                                   SCHEDULE B

      Upon resolution of the members dated June 29, 1998 Donald Wilen is designated as the housing and development agency (HUD) contact person, and Linda Smith is designated as the successor conflict person

                                                        /s/ DONALD WILEN
                                                       -------------------------
                                                              Secretary

                         ADDENDUM TO OPERATING AGREEMENT
                                       OF
                          UNITED NATIONAL MORTGAGE, LLC

      This addendum dated June 26, 1998, is to amend the Operating Agreement of the Company as follows:

Article II, Section 2.4 shall be amended to read as follows:

      Section 2.4 Term. The term of the Company shall begin upon the filing of its Articles of Organization with the New York Department of State and shall continue for 99 years from the date of execution thereof, unless its existence is sooner terminated pursuant to Article VII of this Agreement. In no event shall the Company terminate its existence in less than ten (10) years from the date of its inception.

            Section 2.4.1 Title II Loans. In no event, shall the Company terminate prior to transferring all Title II Loans to an approved Title II Mortgagee.

Article VII, Section 5.11, shall be amended to read as follows:

      Section 5.11 Management. The Company shall be managed by the Class A Members. Except as otherwise provided in this Agreement, each Class A Member shall have the right to act for and bind the company in the ordinary course of its business. In the event that there is no acting Class A Member due to the death, resignation, removal, expulsion, retirement, dissolution or adjudication that a member is incompetent, the remaining members shall elect a Class A Member to manage the Company.

            Section 5.11.1 Successor Class A Member. In any case where there is only one Class A Member, a majority of the Members holding membership interests shall name a Class B Member as "Successor" Class A Member, to act on behalf of the Company in the event that there is no acting Class A Member due to the death, resignation, removal, expulsion, retirement, dissolution or adjudication that a member is incompetent, or in the absence of the Class A Member, upon the written authorization of said Class A Member. Said Successor Class A Member's name shall be attached to Schedule A of this Operating Agreement along with the Company resolution signed by the Secretary of the Company evidencing the nomination and election of said Successor.

            Section 5.11.2 HUD Authority. The Class A Members of the Company shall appoint specific Class A Members or Successor Class A Members to be the contact person with the Housing and Urban Development Agency ("HUD"). At all times one such contact person and successor contact person shall be so appointed. Said contact persons' names shall be attached to Schedule B of this Operating Agreement along with the Company resolution signed by the Secretary of the Company evidencing the appointment of said HUD contact persons.

      IN WITNESS WHEREOF, all the Members have on the date set forth above, by unanimous vote, adopted a resolution to adopt these amendments to the Company's Operating Agreement in accordance with the provisions of Article V1 Section
5.13.5 of the Operating Agreement.


                                        /s/ Donald Wilen
                                        ---------------------------------
                                        Donald Wilen, Class A Member

STATE OF NEW YORK )
                  ): .ss
COUNTY OF ORANGE  )

      On the 1st day of July, 1998, before me personally came DONALD WILEN, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed said instrument.

NYS-Qualified Nassau County
Reg No.- 02AH47101652                   /s/ Keith B. Ahronheim
Expiration 3/30/2000                    ---------------------------------
                                        Notary Public Keith B. Ahronheim
STATE OF NEW YORK )
                  ): .ss
COUNTY OF ORANGE  ):

      On the ____ day of _________, 1998, before me personally came LINDA SMITH, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that she executed said instrument.



                                        ---------------------------------
                                        Notary Public

                                   Agreement

                              Dated April 22, 1998

Whereas United National, Inc. wishes to acquire 100% of United National Mortgage, LLC, and whereas United National Mortgage, LLC wishes to be acquired by United National, Inc., now therefore:

United National, Inc. and United National Mortgage, LLC agree that United National, Inc. will acquire 99% of United National Mortgage, LLC in a tax free exchange of stock when approval is received from the New York State Banking Department and any other state banking authority requiring approval of such transaction.

United National Mortgage, LLC agrees to promptly file the required documents with the appropriate state banking authorities upon execution of the final merger of United National, Inc. and Instracorp, Inc.


/s/ Donald Wilen                             /s/ Donald Wilen
----------------------------------           ----------------------------------
      United National, Inc.                     United National Mortgage, LLC
      by Donald Wilen, Pres.                    by Donald Wilen, Pres.